GEORGIA EXPLORATION INC.

WHARTON RESOURCES CORP.

Tuesday, November 28, 2006

DEFINITIVE AGREEMENT AND PLAN OF MERGER SIGNED

Vancouver, B.C., Houston, Texas – November 28, 2006 – Georgia Exploration Inc. (OTCBB: GXPL) and Wharton Resources Corp., are pleased to announce that Georgia Exploration, Wharton and the shareholders of Wharton executed an Agreement and Plan of Merger dated November 21, 2006 (the “Agreement”)  Pursuant and subject to the terms of the Agreement, Wharton will merge with GEX Acquisition Corp., a subsidiary of Georgia Exploration, with the resulting merged company being a wholly-owned subsidiary of Georgia Exploration.

In connection with the merger, Georgia Exploration has agreed to issue to the shareholders of Wharton an aggregate of 30,000,000 shares, and to assume the obligation to issue securities on exercise and conversion, respectively, of Wharton’s outstanding warrants and convertible securities, subject to appropriate adjustments in the number of shares issuable on exercise or conversion.  Completion of the merger is subject to, among other things, completion of due diligence investigations by the respective parties and the mutual satisfaction of customary closing conditions.  The Agreement contemplates standstill and non-solicitations provisions pending completion or termination of the transaction.

The parties entered into the Agreement pursuant to a previously announced letter of intent, dated October 19, 2006, between Georgia Exploration and Wharton Resources Limited, a Canadian affiliate of Wharton Resources Corp.

ABOUT WHARTON RESOURCES CORP.

Wharton Resources Corp, a Delaware corporation formed in January 2005, holds oil and gas lease acreage in Texas and Kentucky, an agreement to acquire oil and gas interests in properties in Louisiana, and an option to acquire lease acreage and behind the pipe shut in production that is currently undergoing flow tests in Kansas.

For the referenced oil and gas lease interests in Texas and Louisiana, known respectively as the Oakcrest Prospect and the St. Martinville Field, Sproule Associates Inc. of Calgary has made an independent evaluation on Wharton’s behalf of the reserves associated with the lease interests, as published in separate reports dated March 1, 2006.   Price forecasts used in the evaluations were based on Sproule’s published forecast prices as of March 1, 2006.  Estimated oil and gas reserves identified in Sproule’s evaluations were categorized as proved, probable and possible. The net present value of the proved and probable reserves based on discounted forward projected cash flows at a rate of ten percent (10%) are summarized in the following sections.

The Oakcrest Prospect and St. Martinville Field independent reports were prepared in accordance with Canadian National Instrument 51-101 in connection with a formerly proposed Canadian IPO by Wharton, and accordingly follow the Canadian disclosure guidelines which differ in some respects from those of the United States.  For example, the U.S. disclosure guidelines require that oil and gas companies to disclose only proved reserves in their supplemental information disclosure on oil and gas producing activities (as defined in SEC rules), whereas the Canadian practice includes reporting of probable reserves and proved plus probable reserves.  Under the Canadian definitions, proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable and probable reserves are those reserves that are less certain to be recovered than proved reserves.

Readers are accordingly cautioned that subsequent filings by Georgia with the SEC respecting the oil and gas reserves of Wharton will be made in accordance with U.S. disclosure guidelines, and as a consequence, the production volumes and reserve estimates in subsequent disclosure documents may not reflect the same values as under this release.

Oakcrest Prospect, Texas

The Oakcrest Prospect, located in north central Wharton County, Texas lies immediately to the north-northeast of the Southwest Bonus Field.  The acreage is located in the central Gulf Coast Plain on the east side of the San Marcos Arch, and is surrounded by past and current production. The main target of hydrocarbon production is the Wilcox formation, with the Frio formation slated as secondary.

Wharton holds a 95.75% working interest and a 73.0% net revenue interest (“NRI”) in certain leases totaling approximately 866 acres in Wharton County. The lease interests were acquired through an assignment of them from CodeAmerica Investments, LLC (a company owned by Milton Cox, Chairman of Wharton) which holds a fifty percent (50%) equity interest in Wharton.

A summary of the results of Sproule’s evaluation of the reserves categorized as proved and probable together with the net present value of the reserves on a before tax and after tax basis discounted at a ten percent (10%) rate for the Oakcrest Prospect are as follows:

Summary of Oil and Gas Reserves

	Condensate		Natural Gas
	Gross (MBBL)	Net (MBBL)	Gross (MMCFf)	Net (MMCFf)
Total Proved (“1P”)	133.8	97.7	5,353	3,634
Total Probable	133.8	97.7	5,353	3,634
Total Proved Plus Probable (“2P”)	267.6	195.4	10,706	7,268

Net Present Value of Reserves

Before (“BFIT”) and After (“AFIT”) Income Taxes

(US$ millions discounted at 10%)

	BFIT	AFIT
Total Proved	$ 18.099	$ 14.043
Total Probable	$ 16.894	$ 13.160
Total Proved Plus Probable	$ 34.993	$ 27.203

The capital investment to drill and complete a well in the Oakcrest Prospect is approximately $3.3 million per well with a total depth of approximately 11,500 feet to reach the target formation.

St. Martin Parish, Louisiana

St. Martin Parish is located in the south central portion of the State of Louisiana. The field was discovered in the 1920’s and contains three producing wells and one plugged well, known as the Smedes’ Nos. 1 & 2 and Bienvenu Nos. 1 & 2 wells.  Wharton has a purchase and sale agreement dated March 3, 2006 for the acquisition of four existing well bores and associated oil and gas lease acreage that provides for a purchase of lease acreage covering approximately 414 acres and associated down hole and surface equipment.  The purchase and sale agreement provides for a closing date of the acquisition of February 1, 2007, provided that if the vendor of the property receives a third party offer to purchase the interest in the leases before Wharton completes the purchase, Wharton will have a right of first refusal to match the offer.  In such case, if Wharton is unable or unwilling to match the third party offer, then the purchase and sale agreement will terminate and Wharton will not acquire the property.

Wharton expects re-completions and workover procedures for the existing wells and drilling of proved undeveloped reserves on the property to provide substantial development and exploitation opportunities to Wharton.

Upon closing of the acquisition, Wharton will hold an approximate average working interest and revenue interest of 99.0% and 82.0%, respectively. Capital costs vary, dependent on the depth of completion / re-completion.  New drills are expected to cost approximately $860,000.  Re-completions are projected to require a capital investment of approximately $150,000 per workover.

A summary of the results of Sproule’s evaluation of the reserves categorized as proved and probable together with the net present value of the reserves discounted at a ten percent (10%) rate for the St. Martin Prospect are as follows:

Summary of Oil and Gas Reserves

	Oil		Natural Gas
	Gross (MBBL)	Net (MBBL)	Gross (MMCF)	Net (MMCF)
Proved Reserves
Proved Developed	34.6	17.5	176	96
Proved Undeveloped	409.6	332.6	471	356
Total Proved (“1P”)	444.2	350.1	647	452
Total Probable	76.1	54.4	195	137
Total Proved Plus Probable (“2P”)	520.3	404.5	842	589

Net Present Value of Reserves

Before (“BFIT”) and After (“AFIT”) Income Taxes

(US$ millions discounted at 10%)

	BFIT	AFIT
Total Proved	$ 10.252	$ 7.882
Total Probable	$ 2.433	$ 1.905
Total Proved Plus Probable	$ 12.685	$ 9.787

Other Wharton Properties

Wharton also holds oil & gas interests in Kentucky and Kansas.  The Kentucky acreage consists of approximately 2,200 acres in Clay County and 3,400 acres in Bell County.  The Kansas property is comprised of approximately 8,500 current acres with 8 drilled wells that are currently shut in located on the property.  Wharton is in the process of evaluating these interests.

ABOUT GEORGIA EXPLORATION INC.

The Company is a junior resource exploration company that holds an interest in 14 mineral claims in British Columbia, known as the Chub Claims.  Georgia has completed an initial exploration program on its claims and is evaluating a further work program.  The Company is seeking to complete the acquisition of oil & gas interests, and may also look for additional resource opportunities.

This press release may include forward-looking statements. These statements are based on the Company's current expectations as to future events. However, the forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.  For example, the completion of the proposed transaction between Georgia and Wharton is subject to a number of conditions that must be met or waived, and accordingly there can be no guarantee that the transaction will successfully complete.  In general, the business of Wharton is subject to a number of risks typical of oil and gas exploration and development companies.  In addition, estimating reserves involves inherent engineering uncertainties as well as inherent uncertainties about the future fluctuations in the price of oil and gas, which can cause estimates of reserves to be revised upwards or downwards. Other factors affecting forward looking statements include, among others, the inherent uncertainties associated with oil and gas exploration; the uncertainty respecting Wharton’s ability to complete the acquisitions of lease interests, including its acquisition of the St. Martinville Field property; title issue, laws, environmental, judicial, regulatory, political and competitive developments in areas in which Georgia Exploration operates; and technological, mechanical and operational difficulties encountered in connection with Georgia Exploration’s activities.

The securities referred to in this press release have not been registered under the United Sates Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act or unless an exemption from registration is available.

For more information, contact:

Georgia Exploration Inc.

C/o Mr. Sokhie Puar, President

Tel.  (604) 684-3783

Wharton Resources Corp.

C/o Sam Nastat President & Director

Tel.  (713) 355-7001